Exhibit 99.1

ZBB Energy Corporation Reports Fourth Quarter and
Year-end June 30, 2012 Financial Results

MILWAUKEE, WI – (Marketwire – September 6, 2012) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms, today announced its financial results for the three months and year ended  June 30, 2012.

Financial results for the three months ended June 30, 2012 as compared with the three months ended June 30, 2011 were:

•	Product sales increased 29% to $855,459
•	Total revenues decreased 21% to $1,081,499
•	Net loss of $5,831,581 compared with $1,707,641
•	Loss per share increased to ($0.13) from ($0.08) per share

Financial results for the year ended June 30, 2012 as compared with the year ended June 30, 2011 were:

•	Revenue increased 167% to $4,805,568
•	Net loss of $13,710,226 compared with $8,449,006
•	Loss per share decreased to ($0.37) from ($0.38) per share

As of September 6, 2012, the Company’s backlog was $6.2 million compared with backlog of $5.2 million at the end of fiscal year 2011.  ZBB ended the fiscal year with total assets of $22.1 million including $7.8 million in cash.

Highlights of the fourth quarter of fiscal year 2012

Total revenues declined during the fourth quarter to $1,081,499 from $1,361,958 in the prior year quarter. Fourth quarter product sales increased 29% to $855,459 due to successful commercialization and initial growth of the ZBB EnerSystem™ platform. This increase was offset by a decline in engineering and development revenues, due primarily to completion of the Honam engineering and development agreement.

Total expenses for the fourth quarter were $5,524,787 compared with $3,410,121 in the prior year’s quarter. The increase in expenses was primarily related to an increase in the cost of product sales and other expenses as follows:

•	$703,683 increase in cost of product sales was due to an increase in commercial product sales;
•	$484,664 decrease in cost of engineering and development sales was due to the completion of engineering and development agreements;
•
$1,496,106 increase in advanced engineering and development expenses was due to an increase in the Company’s engineering and development activities for its next generation battery module and PECC systems that include preproduction research and development as well as pilot plant operations;

•
$347,101 increase in selling, general, and administrative expenses was due primarily to a planned increase in sales, marketing and administrative personnel, which resulted in an increase in salaries and related expense of $241,146 and an increase in stock based compensation of $386,595 partially offset by decreases in other expenses.

•	$271,653 increase in depreciation and amortization expenses was primarily due to changes in estimated useful lives for certain assets and the timing of property, plant and equipment additions.

During the fourth quarter fiscal year 2012, the Company’s major accomplishments included:

•	Shipped four ZBB EnerSystems to clients around the world and shipped components for ten ZBB EnerStore™ battery systems to the Company’s China joint venture partner for assembly.
•	Signed a contract to provide power management system to SPIDERS (Smart Power Infrastructure Demonstration for Energy Reliability) for the DOD (Department of Defense) in Hawaii and Colorado.
•	Completed an underwritten public offering of common stock for approximately $12 million in net proceeds.

Subsequent to the end of the fourth quarter fiscal year 2012, the Company announced the following:

•	Chuck Stankiewicz was promoted to Chief Operating Officer.
•
Installation and commissioning of a 500kWh energy management system, including ZBB EnerStore batteries and ZBB EnerSection™ inverters on the Illinois Institute of Technology campus as part of their “Perfect Power” micro grid application.

•	Since June 30, 2012 we shipped 25 ZBB EnerStore batteries with ZBB EnerSection 25kW and 125kW inverters to customers or subcontractors.
•	Receipt of follow-on orders from the Company’s China joint venture of over $600,000.
•	Completion of ETL Listing to UL1741 standards for the ZBB EnerSection 125kW inverter.
•	Tony Siebert was appointed Vice President of Sales and Product Marketing.
•	Exercise of the over-allotment on the June 2012 public offering bringing total gross proceeds to $13.8 million.

Highlights of fiscal year 2012

Total revenues for fiscal year 2012 were $4,805,568, a 167% increase over the prior year’s revenues. The net loss for the year was $13,710,226, a 62% increase over the prior year. Basic and diluted EPS for the year was ($0.37) versus ($0.38) during the prior year.

Total costs and expenses for the years ended June 30, 2012 and June 30, 2011 were $17,260,864 and $10,623,113, respectively.  This increase of $6,637,751 in the year ended June 30, 2012 was primarily due to the following factors:

•	$1,499,783 increase in costs of product sales was due to an increase in commercial product sales;
•	$513,857 increase in costs of engineering and development sales was due to activities related to engineering and development agreements;
•
$2,717,643 increase in advanced engineering and development expenses due to an increase in the Company’s engineering and development activities for its next generation battery module and PECC systems which include preproduction research and development and pilot plant operations;

•
$1,109,952 increase in selling, general, and administrative expenses was due primarily to a planned increase in sales, marketing and administrative personnel, which resulted in an increase in salaries and related expense of $666,000, an increase of $152,600 due to the inclusion of Tier Electronics SG&A expenses for twelve months in fiscal year 2012 compared with five months in fiscal year 2011 and an increase in stock based compensation of $570,600 partially offset by decreases in other expenses.

•
$1,015,729 increase in depreciation and amortization expenses primarily due to $435,000 of additional  amortization of intangible assets related to the Tier acquisition that occurred in January 2011, and $319,000 related to changes in estimated useful lives for certain assets and the timing of property, plant and equipment additions.

Other major accomplishments during the nine months prior to the fourth quarter included:

•	Initial shipments of ZBB EnerStore next generation proprietary flow battery system and ZBB EnerSection systems
•	Completion of the Honam Petrochemical phase I collaboration agreement and extension of the agreement to September 30, 2012
•	Establishment of the joint venture in China and commencement of manufacturing operations in China
•	25kWh ZBB EnerSection inverter ETL listed to the UL 1741 standard
•	Execution of a joint development and stock purchase agreement with a major US technology company
•	Receipt of a patent for ZBB EnerSection Power & Energy Control Center (PECC)

“Fiscal year 2012 was a very important year for ZBB Energy, in which we successfully began commercialization of our technologies.  We also completed strategic moves to bolster our ability to bring products to market worldwide and set the foundation for future growth. With these key pieces in place, we are well positioned to execute against our growth plans for the next several years,” said Eric C. Apfelbach, President and CEO. “Our backlog and sales funnel continue to be strong, our balance sheet is strong, and we’ve added key members to our team, all of which should translate into accelerated growth as we move into fiscal 2013.”

Conference call – September 7, 2012 – 11:00 a.m. Eastern Daylight Time (10:00 a.m. CDT)

The Company will hold a conference call on Friday, September 7, 2012 at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) to discuss results for its fourth fiscal quarter ended June 30, 2012. To participate in the call, please dial 1-888-820-9409, for domestic callers, and 1-913-312-6677, for international callers. The participant passcode is 7645752.
The call will be available for replay at 1-888-203-1112, for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 7645752. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com until October 7, 2012.

ZBB ENERGY CORPORATION
Consolidated Balance Sheets

	June 30, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$7,823,217	$2,910,595
Accounts receivable, net	480,563	171,622
Inventories	2,912,207	1,662,850
Prepaid and other current assets	187,448	56,462
Refundable income tax credit	185,545	164,640
Total current assets	11,588,980	4,966,169
Long-term assets:
Property, plant and equipment, net	5,484,545	4,766,871
Investment in investee company	3,083,889	-
Intangible assets, net	1,143,122	1,811,507
Goodwill	803,079	803,079
Total assets	$22,103,615	$12,347,626

Liabilities and Equity
Current liabilities:
Bank loans and notes payable	$1,022,826	$779,088
Accounts payable	1,899,029	961,221
Accrued expenses	1,289,138	695,273
Deferred revenues	1,315,309	1,528,482
Accrued compensation and benefits	335,369	289,996
Total current liabilities	5,861,671	4,254,060
Long-term liabilities:
Bank loans and notes payable	2,915,134	3,937,056
Total liabilities	8,776,805	8,191,116

Equity
Series A preferred stock ($0.01 par value, $10,000 face value)
10,000,000 authorized, 0 and 355.4678 issued, preference in liquidation of $0 and $3,715,470 as of June 30, 2012 and 2011, respectively	-	3,715,470
Common stock ($0.01 par value); 150,000,000 authorized,
72,977,248 and 29,912,415 shares issued as of	729,773	299,124
June 30, 2012 and 2011, respectively
Additional paid-in capital	80,363,519	60,777,286
Notes receivable - common stock	-	(3,707,799)
Treasury stock - 0 and 13,833 shares, respectively	-	(11,136)
Accumulated deficit	(69,053,909)	(55,343,683)
Accumulated other comprehensive loss	(1,584,921)	(1,572,752)
Total ZBB Energy Corporation Equity	10,454,462	4,156,510
Noncontrolling interest	2,872,348	-
Total equity	13,326,810	4,156,510
Total liabilities and equity	$22,103,615	$12,347,626

ZBB ENERGY CORPORATION
Consolidated Statements of Operations

	Three months ended June 30,		Year ended June 30,
	2012	2011	2012	2011
Revenues
Product sales	$855,459	$661,958	$2,252,412	$917,671
Engineering and development	226,040	700,000	2,553,156	884,939
Total Revenues	1,081,499	1,361,958	4,805,568	1,802,610

Costs and Expenses
Cost of product sales	971,087	267,404	2,067,708	567,925
Cost of engineering and development	52,051	536,715	1,050,572	536,715
Advanced engineering and development	2,182,517	686,411	6,141,903	3,424,260
Selling, general, and administrative	1,779,793	1,432,692	6,325,520	5,215,568
Depreciation and amortization	539,339	267,686	1,675,161	659,432
Impairment and other equipment charges	-	219,213	-	219,213
Total Costs and Expenses	5,524,787	3,410,121	17,260,864	10,623,113

Loss from Operations	(4,443,288)	(2,048,163)	(12,455,296)	(8,820,503)

Other Income (Expense)
Equity in loss of investee company	(138,206)	-	(197,618)	-
Interest income	806	2,548	13,616	8,779
Interest expense	(1,364,166)	(61,981)	(1,539,160)	(217,810)
Other income	-	-	4,263	573
Total Other Income (Expense)	(1,501,566)	(59,433)	(1,718,899)	(208,458)

Loss before provision (benefit) for Income Taxes	(5,944,854)	(2,107,596)	(14,174,195)	(9,028,961)

Provision (benefit) for Income Taxes	(33,798)	(399,955)	(253,255)	(579,955)
Net loss	(5,911,056)	(1,707,641)	(13,920,940)	(8,449,006)
Net loss attributable to noncontrolling interest	79,475	-	210,714	-
Net Loss Attributable to ZBB Energy Corporation	$(5,831,581)	$(1,707,641)	$(13,710,226)	$(8,449,006)

Net Loss per share
Basic and diluted	$(0.13)	$(0.08)	$(0.37)	$(0.38)

ZBB ENERGY CORPORATION
Consolidated Statements of Cash Flows

	Year ended June 30,
	2012	2011
Cash flows from operating activities
Net loss	$(13,920,940)	$(8,449,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	929,776	349,017
Bad debt provision	-	80,000
Inventory obsolescence	-	53,000
Amortization of intangible assets	745,385	310,415
Impairment and other equipment charges		219,313
Stock-based compensation	1,586,798	866,512
Equity in loss of investee company	197,618	-
Payment of interest with common stock	66,500	-
Amortization of discounts on note payable	842,257
Changes in assets and liabilities
Accounts receivable	(308,941)	(19,813)
Inventories	(1,326,357)	(163,382)
Prepaids and other current assets	(130,986)	92,636
Refundable income taxes	(20,905)	(164,640)
Accounts payable	937,808	(48,960)
Accrued compensation and benefits	45,373	(159,277)
Accrued expenses	618,026	(59,385)
Deferred revenues	(213,173)	842,828
Net cash used in operating activities	(9,951,761)	(6,250,742)
Cash flows from investing activities
Expenditures for property and equipment	(1,647,450)	(1,750,044)
Acquisition of business, net of cash acquired	-	(225,922)
Investment in investee company	(3,281,507)	-
Net cash used in investing activities	(4,928,957)	(1,975,966)
Cash flows from financing activities
Proceeds from issuance of bank loans and notes payable	2,465,000	1,300,000
Repayments of bank loans and notes payable	(3,243,184)	(450,126)
Proceeds from issuance of debenture notes payable	-	517,168
Proceeds from issuance of Series A preferred stock	2,197,240	3,030,000
Proceeds from issuance of common stock	17,138,150	5,495,081
Common stock issuance costs	(1,810,598)	-
Proceeds from noncontrolling interest	3,083,062	-
Net cash provided by financing activities	19,829,670	9,892,123
Effect of exchange rate changes on cash and cash equivalents	(36,330)	9,545
Net increase in cash and cash equivalents	4,912,622	1,674,960
Cash and cash equivalents - beginning of year	2,910,595	1,235,635

Cash and cash equivalents - end of year	$7,823,217	$2,910,595

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, and manufactures advanced energy storage, power electronic systems, and engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB and its power electronics subsidiary, Tier Electronics, LLC, have developed a portfolio of integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs whether connected to the grid or not. Tier Electronics participates in the energy efficiency markets through their hybrid vehicle control systems, and power quality markets with their line of regulation solutions. Together, these platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential end customers. Founded in 1986, ZBB's platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices and production facilities are located in Menomonee Falls, WI, USA with offices also located in Perth, Western Australia. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:
Lewis W. Kreps
Three Part Advisors, LLC
www.threepa.com
214-599-7955
or
David Mossberg
Three Part Advisors, LLC
817-310-0051